SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the
   Securities Exchange Act of 1934
   (Amendment No.   )


   Filed by the Registrant[X]
   Filed by a Party other than the Registrant[ ]

   Check the appropriate box:
   [  ] Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X] Definitive Proxy Statement
   [  ] Definitive Additional Materials
   [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

   CHYRON CORPORATION
   Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):
   [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
   or Item 22(a)(2) of Schedule 14A.
   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate Number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

   [] Fee paid previously with preliminary materials.
   [] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:



   CHYRON CORPORATION
   5 Hub Drive
   Melville, New York 11747
   (516) 845-2000



   March 31, 1997


   Dear Shareholders:

   On behalf of the Board of Directors and management of Chyron
   Corporation (the "Company"), I cordially invite you to attend the Annual Meeting of Shareholders to be held on Wednesday, May 14, 1997, at 10:00 a.m., at the Grand Hyatt Hotel, located at Park Avenue at Grand Central, New York, New York 10017.

   The matters to be acted upon at the meeting are fully described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. In addition, the directors and executive officers of the Company will be present to respond to any questions that you may have.
   Accompanying the attached Proxy Statement is the Company's Annual Report for 1996. This report describes the financial and operational activities of the Company.

   Whether or not you plan to attend the annual meeting, please complete, sign, and date the enclosed proxy card and return it in the accompanying envelope as promptly as possible. If you attend the Annual Meeting, and I hope you will, you may vote your shares in person even if you have previously mailed in a proxy card.

   We look forward to greeting our shareholders at the meeting.

   Sincerely,


   /s/ Michael I. Wellesley-Wesley
       Michael I. Wellesley-Wesley
       Chairman of the Board and
       Chief Executive Officer



   CHYRON CORPORATION
   5 Hub Drive
   Melville, New York 11747


   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
   TO BE HELD ON MAY 14, 1997


   TO THE SHAREHOLDERS OF
   CHYRON CORPORATION:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Chyron Corporation, a New York corporation (hereinafter "Company"), will be held at the Grand Hyatt Hotel, located at Park Avenue at Grand Central, New York, New York 10017, on Wednesday, May 14, 1997, at 10:00 a.m., for the following purposes:

   1. To elect directors of the Company to hold office until the next Annual Meeting or until their respective successors are duly elected and qualified;

   2. To amend the Company's 1995 Long-Term Incentive Plan; and

   3. To transact such other business as may properly come before the meeting or any adjournments thereof.

   The Board of Directors has fixed the close of business on March 26, 1997 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Representation of at least a majority of all outstanding shares of Common Stock is required to constitute a quorum. Accordingly, it is important that your stock be represented at the meeting. The list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the Company's offices at 5 Hub Drive, Melville, New York, 11747, for ten
   (10) days prior to May 14, 1997.

   Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the self-addressed envelope enclosed for your convenience. You may revoke your proxy at anytime before it is voted.

   By Order of the Board of Directors,


   /s/Daniel I. DeWolf
      Daniel I. DeWolf,
      Secretary


   Melville, New York
   March 31, 1997


   YOUR VOTE IS IMPORTANT, ACCORDINGLY, WE URGE YOU TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING.


   CHYRON CORPORATION

   TABLE OF CONTENTS


                                                            Page

   INFORMATION CONCERNING VOTE                               1

   ELECTION OF THE BOARD OF DIRECTORS                        2

   EXECUTIVE COMPENSATION AND OTHER INFORMATION              5

   COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON
   EXECUTIVE COMPENSATION                                    9

   STOCK PERFORMANCE CHART                                   9

   PROPOSAL TO AMEND THE LONG-TERM INCENTIVE PLAN            11

   OTHER MATTERS ARISING AT THE ANNUAL MEETING               13

   PRINCIPAL SHAREHOLDERS                                    13

   INTERESTED PARTY TRANSACTIONS                             17

   INDEMNIFICATION OF DIRECTORS AND OFFICERS                 18

   SHAREHOLDER PROPOSALS                                     18

   COST OF SOLICITATION OF PROXIES                           18

   INDEPENDENT PUBLIC ACCOUNTANTS                            18

   SECTION 16(a) REPORTING DELINQUENCIES                     18

   ANNUAL REPORT ON FORM 10-K                                19



   CHYRON CORPORATION
   5 Hub Drive
   Melville, New York 11747


   PROXY STATEMENT


   For Annual Meeting of Shareholders
   to be Held on May 14, 1997


   Approximate Mailing Date of Proxy Statement and Form of Proxy:  March
   31, 1997.

   INFORMATION CONCERNING VOTE

   General

   This Proxy Statement and the enclosed form of proxy is furnished in connection with the solicitation of proxies by the Board of Directors of Chyron Corporation, a New York corporation (hereinafter, the "Company"), for use at the annual meeting of shareholders to be held on Wednesday, May 14, 1997, at 10:00 a.m., and at any and all adjournments thereof (the "Annual Meeting"), with respect to the matters referred to in the accompanying notice. The Annual Meeting will be held at the Grand Hyatt Hotel located at Park Avenue at Grand Central, New York, New York 10017.

   Voting Rights and Outstanding Shares

   Only shareholders of record at the close of business on March 26, 1997 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 14, 1997, 32,384,635 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company were issued and outstanding. Each share of Common Stock entitles the record holder thereof to one (1) vote on all matters properly brought before the Annual Meeting.

   Revocability of Proxies

   A shareholder who executes and mails a proxy in the enclosed return envelope may revoke such proxy at any time prior to its use by notice in writing to the Secretary of the Company, at the above address, or by revocation in person at the Annual Meeting. Unless so revoked, the shares represented by duly executed proxies received by the Company prior to the Annual Meeting will be presented at the Annual Meeting and voted in accordance with the shareholder's instructions marked thereon. If no instructions are marked thereon, proxies will be voted
   (1) FOR the election as directors of the nominees named below under the caption "ELECTION OF DIRECTORS," and (2) FOR the amendment of the Company's 1995 Long-Term Incentive Plan as discussed below under the caption "PROPOSAL TO AMEND THE LONG-TERM INCENTIVE PLAN." In their discretion, the proxies are authorized to consider and vote upon such matters incident to the conduct of the meeting and upon such other business matters or proposals as may properly come before the meeting that the Board of Directors of the Company does not know a reasonable time prior to this solicitation will be presented at the meeting.

   Voting Procedures

   All votes shall be tabulated by the inspector of elections appointed for the meeting, who shall separately tabulate affirmative and negative votes, abstentions and broker non-votes. The presence of a quorum for the Annual Meeting, defined here as a majority of the votes entitled to be cast at the meeting, is required. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Broker-dealer non-votes are not counted for quorum purposes.

   Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for shareholder approval. Director nominees must receive a plurality of the votes cast at the meeting, which means that a vote withheld from a particular nominee or nominees will not affect the outcome of the meeting. The amendment of the Company's Long-Term Incentive Plan must be approved by a majority of the votes cast at the meeting. Abstentions are not counted in determining the number of votes cast in connection with the amendment of the Company's Long-Term Incentive Plan.

   ELECTION OF THE BOARD OF DIRECTORS

   The Board of Directors has nominated ten (10) persons to be elected as Directors at the Annual Meeting and to hold office until the next Annual Meeting or until their successors have been duly elected and qualified. It is intended that each proxy received by the Company will be voted FOR the election, as directors of the Company, of the nominees listed below, unless authority is withheld by the shareholder executing such proxy. Shares may not be voted cumulatively. Each of such nominees has consented to being nominated and to serve as a director of the Company if elected. If any nominee should become unavailable for election or unable to serve, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. At the present time, the Board of Directors knows of no reason why any nominee might be unavailable for election or unable to serve. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

   Director Nominees

   The following table sets forth certain information with respect to the nominees for directors:


                                 Company Position         Director of the
   Name                          and Offices Held         Company Since

   Sheldon D. Camhy              Director, Member of      July, 1995
                                 the Compensation and
                                 Stock Option Committee

   S. James Coppersmith          Director, Member of      March, 1996
                                 the Compensation and
                                 Stock Option Committee

   Charles M. Diker              Director, Member of      September, 1995
                                 the Audit Committee

   Donald P. Greenberg           Director                 September, 1996

   Raymond W. Hartman            Director, Deputy         May, 1996
                                 Chairman of Pro-Bel

   Isaac Hersly                  President and Chief      March, 1996
                                 Operating Officer,
                                 Director

   Alan J. Hirschfield           Director, Member of      July, 1995
                                 the Audit Committee

   Wesley W. Lang, Jr.           Director, Member of      July, 1995
                                 the Compensation and
                                 Stock Option Committee

   Eugene M. Weber               Director, Member of      July, 1995
                                 the Audit Committee

   Michael I. Wellesley-Wesley   Chairman of the Board    May, 1995
                                 and Chief Executive
                                 Officer

   Sheldon D. Camhy, age 67, is senior partner of the law firm of Camhy Karlinsky & Stein LLP, which acts as legal counsel to the Company, and has held such position since January 1991. From 1966 to 1990, Mr. Camhy was a partner with the law firm of Shea & Gould.

   S. James Coppersmith, age 64, is the Chairman of the Board of Trustees of Emerson College since December 1993. From August 1990 to June 1994, Mr. Coppersmith was the President and General Manager of WCVB-TV, New England's Channel 5, a division of the Hearst Corporation. He is also a member of the Board of Directors of Sun America Mutual Asset Management Corporation, Waban Inc., an operator of wholesale clubs, The Pizzeria Uno Corporation, The Kushner-Locke Corporation, a marketing company, The Boston Stock Exchange, and All-Comm Media Corporation, a direct mail and marketing company.

   Charles M. Diker, age 62, is a non-managing principal with the investment management company of Weiss, Peck & Greer LLC ("Weiss, Peck & Greer") and has been associated with such company since 1976.
   Weiss, Peck & Greer manages, directly or indirectly, the following funds: WPG Corporate Development Associates IV, L.P., WPG Corporate Development Associates IV (Overseas), L.P., Weiss, Peck & Greer Venture Associates III, L.P. and WPG Enterprise Fund II, L.P. These funds are shareholders of the Company. He is also the Chairman of the Board of Directors of Cantel Industries, Inc. ("Cantel"), a manufacturer of infection control equipment and distributor of diagnostic devices. Mr. Diker is also a member of the Board of Directors of Data Broadcasting Corporation ("DBC") a provider of various financial data and proprietary information, BeautiControl Cosmetics, Inc., International Specialty Products Inc., a manufacturer of specialty chemicals, and AMF Group Inc., an operator of bowling centers.

   Donald P. Greenberg, age 63, is the Jacob Gould Schuman Professor of Computer Graphics and Founding Director, Program of Computer Graphics, at Cornell University. He has been a professor at Cornell University since 1968. He is also a member of the Board of Directors of DBC and PCA International, an operator of portrait studios.

   Raymond W. Hartman, age 62, is the Deputy Chairman of Pro-Bel. From 1993 until April 1996, he was the Chairman of Pro-Bel. From
   1978-1993, he was the Finance Director of Pro-Bel.

   Isaac Hersly, age 48, is President and Chief Operating Officer of the Company and has held such positions since July 1995. He was an Executive Vice President of the Company from December 1991 until July 1995. He was also President and Chief Operating Officer of the Company from November 1989 until December 1991, during which time the Company filed for bankruptcy. He was appointed President of the Company's Telesystems and Video Products division in 1988 and prior to such position he was appointed a Vice President in 1988. Prior to joining the Company, Mr. Hersly was employed from 1970 to 1986 by ABC, a New York-based television network, and from 1981 to 1986 he was ABC's Vice President of Engineering.

   Alan J. Hirschfield, age 61, is Co-Chairman of the Board of Directors and Co-Chief Executive Officer of DBC and has held such positions since June 1992. In October 1990, Mr. Hirschfield was appointed to serve as part of a restructuring team to address the financial problems of Financial News Network Inc. ("FNN") and in that capacity he served as Co-Chief Executive Officer of FNN from October 1990 until June 1992. As part of this restructuring, FNN filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in March 1991. Pursuant to FNN's plan of reorganization, DBC was spun off in June 1992. Prior to his current positions, he served as Chief Executive Officer of Twentieth Century-Fox Film Corp., from 1980 to 1985, and Columbia Pictures Entertainment Inc., from 1973 to 1978.
   Mr. Hirschfield is also a member of the Board of Directors of Cantel. Mr. Hirschfield is a member of CC Acquisition Company A, L.L.C., a Delaware limited Liability company ("CCA") and CC Acquisition Company B, L.L.C., a Delaware limited liability company ("CCB"). CCA and CCB are shareholders of the Company.

   Wesley W. Lang Jr., age 39, is a principal with the investment management company of Weiss, Peck & Greer and has been associated with such company since 1985. Weiss, Peck & Greer manages, directly or indirectly, the following funds: WPG Corporate Development Associates IV, L.P., WPG Corporate Development Associates, IV (Overseas), L.P., Weiss, Peck & Greer Venture Associates III, L.P. and WPG Enterprise Fund II, L.P. These funds are shareholders of the Company.

   Eugene M. Weber, age 46, is the President of Bluewater Capital Management, Inc., an investment consulting firm. From 1994 to 1995, Mr. Weber was an independent consultant to Westpool Investment Trust plc, a shareholder in the Company, and, from 1983 to 1994, he was a partner with Weiss, Peck & Greer, an investment management firm.

   Michael I. Wellesley-Wesley, age 44, is the Chief Executive Officer and Chairman of the Board of Directors and has held such positions since July 1995. From May 1995 until July 1995, he was a member of the Board of Directors. From 1992 until 1995, he was a Director and Executive Vice President of DBC and from 1990 until 1992 he was a consultant to that corporation's predecessor. Mr. Wellesley-Wesley was an executive director of Stephen Rose & Partners Ltd., a London-based investment banking firm, from 1980 to 1990. Mr. Wellesley-Wesley is also an officer and indirectly a member of CCA and CCB, which are shareholders of the Company.

   Committees of the Board of Directors and Meeting Attendance

   The Board of Directors held seven (7) meetings during fiscal year 1996. The Board of Directors appointed a Compensation and Stock Option Committee (the "Compensation Committee") and an Audit
   Committee.

   The Compensation Committee is authorized to review and make recommendations to the Board of Directors on all matters regarding the remuneration of the Company's executive officers, including the administration of the Company's compensation plans. The current members of the Committee are Messrs. Camhy, Coppersmith and Lang. The Committee held three (3) meetings during fiscal year 1996.

   The Audit Committee is responsible for making recommendations to the Board of Directors as to the selection of the Company's independent auditor, maintaining communication between the Board and the independent auditor, reviewing the annual audit report submitted by the independent auditor and determining the nature and extent of problems, if any, presented by such audit warranting consideration by the Board. The current members of the Audit Committee are Messrs. Diker, Hirschfield and Weber. The Committee held two (2) meetings during fiscal year 1996.

   During the fiscal year ended December 31, 1996, all directors who are nominated for election attended at least 75% of the aggregate number of meetings of the Board held during the period for which they have been a director and all committees of the Board of which they were members held during the period which they have been members.

   Executive Officers

   In addition to Mr. Wellesley-Wesley and Mr. Hersly, the executive officers of the Company are the following:

   Patricia Arundell Lampe - Chief Financial Officer and Treasurer, age
   37. Ms. Lampe was appointed Chief Financial Officer and Treasurer of the Company in October 1994. She had served as Acting Vice President, Chief Financial Officer, Treasurer and Secretary since July 1994. Ms. Lampe joined the Company in July 1993 as Corporate Controller. From 1990-1993, she was an Audit Manager with Price Waterhouse LLP.

   Roi Agneta - Executive Vice President, age 50. Mr. Agneta was appointed Executive Vice President of Strategic Planning in May 1996. From October 1995 to May 1996, Mr. Agneta was Vice President of the Company. From 1974 to 1993, he held several executive management positions at the Company, including Vice President of Engineering and Corporate Marketing. From 1993 to October 1995, he held several senior management positions with Dynatech Corporation's Video Group, including General Manager, Production Business Unit.

   Roger Henderson - Executive Vice President, age 40. Mr. Henderson was appointed Executive Vice President in May 1996. He has been Managing Director of Pro-Bel since April 1996. From 1987 to March 1996, he was Software Director of Pro-Bel and Managing Director of Pro-Bel Software Ltd.

   EXECUTIVE COMPENSATION AND OTHER INFORMATION

   Summary Compensation Table

   The following table sets forth the cash and noncash compensation awarded to or earned by all Chief Executive Officers who served in that position during fiscal year 1996, the most highly compensated executive officers of the Company who held such positions at the end of fiscal year 1996, and the two highest paid executive officers of the Company if they held such positions during fiscal year 1996.


                                     Other
   Name and Principal Position       Annual    Securities
                                     Compen-   Underlying
              Salary(1)     Bonus    sation    Options      All Other
   Year          ($)         ($)       ($)     SAR (#)         ($)


   Michael I. Wellesley-Wesley,
   Chairman of the Board and Chief Executive Officer
   12/96       262,000     50,000
   12/95        38,538     50,000                           62,500(2)


   Isaac Hersly,
   President, Director
   12/96       217,215     40,000              166,666
   12/95       189,600     36,000
   12/94       189,600     36,000


   Patricia Lampe,
   Treasurer and Chief Financial Officer
   12/96       118,000     23,000               50,000
   12/95       102,365     23,000
   12/94        74,461     19,000


   Roger Henderson
   Group Managing Director, Pro-Bel
   12/96        88,329     16,900               50,000


   Roi Agneta
   Executive Vice President
   12/96       156,105     31,320               50,000
   12/95        37,750      7,250


   (1) Includes any annual car allowance.
   (2)Pursuant to his contract, Mr. Wellesley-Wesley received this amount as compensation for his efforts prior to the effectiveness of his contract.

   Stock Option Grants

   Set forth below is information on grants of stock options under the Company's 1995 Long-Term Incentive Plan (the "Plan") for the named executive officers for the period January 1, 1996 to December 31, 1996.

   Option Grants in Last Fiscal Year Table

                              Individual Grants              Grant Value

                              Percent
                              of
                    Number    Total
                    of        Options
                    Secur-    Granted
                    ities     to         Exer-
                    Under-    Employees  cise                Grant
                    lying     in         price               Date
                    Options   Fiscal     ($ per  Expiration  Present
   Name             Granted   Year       share)  Date        Value

   Roger Henderson  50,000    11.0%      $12.80  9/18/2001   $331,500

   All options reported above were awarded under the Plan. The Company has not granted any stock appreciation rights. Pursuant to the terms of the Plan, the exercise price per share for all options is the closing price of the Common Stock as reported on the New York Stock Exchange on the date of grant. The options reported above become exercisable in three equal installments, on the first, second and third year anniversaries of their date of grant. "Grant Date Value" is determined under the Black-Scholes pricing model, a widely recognized method of determining the present value of options. The factors used in this model are as follows: stock price - $12.75; exercise price - $12.75; dividend yield - 0.0%; volatility -50.00; risk-free rate of return - 6.62% and option term of 5 years. The actual value, if any, an executive officer may realize will depend on the extent to which conditions to exercisability of the option are satisfied and the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive officer will be consistent with the value estimated by the Black-Scholes model. The estimated values under the model are based on assumptions regarding interest rates, stock price volatility and future dividend yield. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under the Plan which cannot be transferred.

   Pension Plans

   The Company maintains a domestic qualified non-contributory defined benefit pension plan ("the U.S. Pension Plan") for all employees of Chyron Corporation, except for those employees who are covered under a collective bargaining agreement (there are currently no employees covered by collective bargaining agreements). Under the U.S. Pension Plan, a participant retiring at normal retirement age receives a monthly pension benefit equal to 25% of his or her final average earnings up to the level of social security covered compensation plus 38% of such earnings in excess of social security covered earnings. A participant's average monthly earnings is his or her monthly compensation averaged during the five consecutive years during the ten-year period prior to his or her termination that produces the highest average monthly compensation.

   Participants in the U.S. Pension Plan vest according to the following schedule:

   Years of Service            Amount Vested

   Less than 2                        0%
       2                             20%
       3                             40%
       4                             60%
       5                             80%
       6                            100%

   In addition, a participant who reaches age sixty-five, but who has less than six years of participation in the U.S. Pension Plan, becomes fully vested when he or she completes five years of participation in the U.S. Pension Plan.

   The following current executive officers of the Company, and their credited years of service as of January 1, 1997, are participants in the U.S. Pension Plan: Mr. Wellesley-Wesley, 1 year; Mr. Hersly, 10 years; Ms. Lampe, 3 years; and Mr. Roi Agneta, 1 year.

   The following table shows the aggregate annual benefits under the U.S. Pension Plan as now in effect that would be currently payable to participants retiring at age sixty-five on a single-life basis under various assumptions as to salary and years of service. Benefits under the U.S. Pension Plan are payable in the form of a monthly, lifetime annuity commencing on the later of normal retirement age or the participant's date of retirement, or, at the participant's election, in a lump sum or installment payments. The amounts shown reflect the level of social security covered compensation for a participant reaching age sixty-five in 1996. In addition, the participant is entitled to receive social security benefits. The Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as amended, limit the annual retirement benefit that may be paid out of funds accumulated under a qualified pension plan. The current maximum annual benefit payable under the U.S. Pension Plan is $120,000. This maximum is proportionately reduced for years of plan participation less than ten. Effective from January 1, 1994, Compensation in excess of $150,000 may not be taken into account in the determination of benefits under the U.S. Pension Plan.

   U.S. Pension Plan Table

   Highest Consecutive
   Five-Year Average
   Compensation                    Years of Credited Service at
   During the Last Ten                Retirement at Age 65
   Years of Employment          5         10        15        20

   $ 50,000                  $ 4,000   $ 8,000   $12,000   $16,000

   $100,000                  $ 8,800   $17,500   $26,300   $35,000

   $150,000                  $13,500   $27,000   $40,500   $54,000

   The Company's U.K. subsidiary, Pro-Bel, has a non-contributory defined benefit pension plan (the "U.K. Pension Plan") covering all permanent employees of Pro-Bel. Under the U.K. Pension Plan, a participant retiring after working 40 years with Pro-Bel will receive 66.66% of his or her basic earnings averaged over the last thirty-six (36) months of employment in addition to the U.K.'s basic and earnings related pension. Under U.K. legislation, benefits vest on a pro rata basis following completion of two (2) years membership. Spouses' pension of 50% of the members pension are payable on the death of the plan member whether in service or following retirement.

   The following current executive officer of the Company and his credited years of service at January 1, 1997 is a participant in the U.K. Pension Plan: Roger Henderson, 18 years.

   Directors' Compensation

   Directors of the Company who are also salaried officers or employees of the Company do not receive special or additional compensation for serving on the Board of Directors or any of its committees. Each director who is not a salaried officer or employee of the Company receives $1,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended. In addition, each non-employee director has received options, as a formula grant, to purchase 3,333 shares of Common Stock at an exercise price equal to their market value on the last trading day of each July.

   Employment Contracts and Termination of Employment and Change-In-Control Arrangements

   The Company has an employment agreement with Mr. Wellesley-Wesley, Chief Executive Officer. The agreement runs until August 1, 1997 and contains an automatic renewal for an additional one (1) year unless terminated by the Company or Mr. Wellesley-Wesley. Mr. Wellesley-Wesley currently receives a base salary of $250,000 and is eligible to receive a bonus of up to 20% of his base salary at the discretion of the Compensation Committee. If during the term of the agreement Mr. Wellesley-Wesley is terminated, regardless of whether such termination is for cause or without cause, he shall continue to receive his base salary, as severance, for a period of six (6) months. If Mr. Wellesley-Wesley continues to be employed by the Company after the end of the employment term set forth in the agreement, and such agreement has not been formally extended, and he is terminated thereafter, regardless of the reason, he shall continue to receive his base salary, as severance, for a period of four (4) months. The agreement also contains certain restrictions on competition.

   The Company has an employment agreement with Mr. Hersly, President and Chief Operating Officer. The agreement runs until April 30, 1998 and contains an automatic renewal for an additional one (1) year unless terminated by the Company or Mr. Hersly. Mr. Hersly currently receives a base salary of $200,000 and is eligible to receive a bonus of up to 20% of his base salary. If the agreement is terminated with cause then Mr. Hersly is entitled only to receive that portion of his base salary owed through the date of termination. If the agreement is terminated without cause then Mr. Hersly is entitled to receive a severance payment equal to the higher of (i) one (1) year of his base salary or (ii) the balance of the contract term; payable in twelve equal monthly installments. In the event of a change-in-control of
   the Company, the Company shall pay Mr. Hersly $100,000.   The
   agreement also contains certain restrictions on competition.

   The Company has an employment agreement with Ms. Lampe, Treasurer and Chief Financial Officer. The Agreement runs until December 31, 1997 and contains an automatic renewal provision for successive one (1) year terms unless terminated by the Company or Ms. Lampe. Ms. Lampe currently receives a base salary of $125,000 and is eligible to receive a bonus of up to 20% of her base salary. If the agreement is terminated with cause then Ms. Lampe is entitled only to receive that portion of her base salary owed through the date of termination. If the agreement is terminated without cause then Ms. Lampe is entitled to receive a severance payment equal to her entire annual base salary payable in twelve equal monthly installments. The agreement also contains certain restrictions on competition.

   The Company has an employment agreement with Mr. Agneta, Executive Vice President of Strategic Planning. The Agreement runs until October 1, 1997 and contains an automatic renewal for an additional one (1) year unless terminated by the Company or Mr. Agneta. Mr. Agneta currently receives a base salary of $156,000 and is eligible to receive a bonus of up to 20% of his base salary. If the agreement is terminated with cause then Mr. Agneta is entitled only to receive that portion of his base salary owed through date of termination. If the agreement is terminated without cause then Mr. Agneta is entitled to receive a severance payment equal to the pro rata portion of his salary payable for a nine (9) month period. The agreement contains certain restrictions on competition.

   The Company has an employment agreement with Mr. Roger Henderson, Group Managing Director, Pro-Bel. The agreement runs until April 12, 1998. Mr. Henderson is entitled to receive a base salary of pounds sterling 70,000 and is eligible to receive a bonus of up to 20% of his
   base salary.    If the agreement is terminated with cause then Mr.
   Henderson is entitled only to receive that portion of his base salary owed through date of termination. If the agreement is terminated without cause Mr. Henderson is entitled to receive a severance payment equal to two years annual base salary. The agreement also contains certain restrictions on competition.

   COMPENSATION AND STOCK OPTION COMMITTEE
   REPORT ON EXECUTIVE COMPENSATION

   It is the duty of the Compensation Committee to develop, administer, and review the Company's compensation plans, programs, and policies, to monitor the performance and compensation of executive officers and other key employees and to make appropriate recommendations and reports to the Board of Directors relating to executive compensation.

   The Company's compensation program is intended to motivate, retain and attract management, linking incentives to financial performance and enhanced shareholder value. The program's fundamental philosophy is to tie the amount of compensation "at risk" for an executive to his or her contribution to the Company's success in achieving superior performance objectives.

   The compensation program currently consists of two components: (1) a base salary as set forth in each executive's employment agreement and
   (2) the potential for an annual cash bonus of up to 20% of the executive's base salary, depending upon the satisfaction of certain performance criteria annually set by the Compensation Committee for each position. The criteria may relate to overall Company performance, the individual executive's performance or a combination of the two, depending upon the particular position at issue. The second component constitutes the "at risk" portion of the compensation program. Additionally, employees (including executive officers) are eligible to receive awards pursuant to the Company's long-term incentive plan.

   All amounts paid or accrued during fiscal year 1996 under the above-described compensation program are included in the table found in the section captioned "Summary Compensation Table."

   The Compensation and Stock Option Committee

   March 31, 1997


   Respectfully submitted,

   Sheldon D. Camhy, S. James Coppersmith, and Wesley W. Lang, Jr.

   STOCK PERFORMANCE CHART

   The following chart compares the yearly percentage change in the cumulative total shareholder return on the Common Stock during the five fiscal years ended December 31, 1996 with the cumulative total return on the Russell 2000 Index and a peer group selected by the Company consisting of businesses engaged in supplying equipment to the broadcast and video industry. The comparison assumes $100 was invested on January 1, 1991, in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

   The businesses included in the Company-selected new peer group are:
   Avid Technology Inc., Carlton Communications Plc, Leitch Technology Corp., Philips Electronics NV, Scitex Ltd, Sony Corp., Tektronix Inc. The business included in the Company-selected old peer group are:
   Dynatech Corp., Avid Technology Inc., Carlton communications  plc, and
   Scitex Ltd.   The returns of each component issuer in the foregoing
   group have been weighted according to the respective issuer's stock market capitalization.

   The data presented for the Company's Common Stock includes a period (January 1, 1991 to December 27, 1991) in which the Company operated under Chapter 11 of the U.S. Bankruptcy Code and approximately 3,856,666 shares of Common Stock were outstanding. Upon emerging from Chapter 11, the capitalization of the Company was changed, and 20,329,242 shares of Common Stock and 1,931,851 Common Stock Purchase Warrants (exercisable for a total of 1,931,851 shares) were then outstanding. By December 31, 1996, an additional 8,333,333 shares had been issued and were outstanding due to the conversion of the Chyron Corporation Convertible Notes, and an additional 1,736,182 shares were issued and were then outstanding due to the exercise of the Common Stock Purchase Warrants. On February 7, 1997 the Company effected a one-for-three reverse stock split of its Common Stock. The table above reflects the one-for-three reverse stock split. On March 14, 1997, 32,384,635 share of Common Stock were outstanding.

   PROPOSAL TO AMEND THE LONG-TERM INCENTIVE PLAN

   Upon recommendation of the Board of Directors of the Company, the Board is hereby submitting to the shareholders of the Company for their approval the proposed amendment of the Plan. Pursuant to the Plan, an aggregate of 1,666,666 shares, adjusted to reflect the one-for-three reverse stock split effect on February 7, 1997, of Common Stock of the Company are authorized for issuance under the Plan and as of March 14, 1997, options to purchase 1,533,332 shares of Common Stock have been granted. The Board of Directors believes that awards under the plan have been and will continue to be an important compensation element in attracting and retaining quality personnel. The Board of Directors believes that an increase in the authorized shares under the Plan is in the best interests of the Company in order to attract and retain key personnel. Accordingly, on February 12, 1997, the Board of Directors adopted, subject to shareholder approval, an amendment to the Plan that provides for an increase in the number of shares authorized for issuance under the Plan by an additional 1,333,334 shares to an aggregate of 3,000,000 shares. This change is consistent with the original purpose of the Plan which is to enable the Company to attract, retain, and motivate key personnel by providing them with equity or equity-based compensation. In all other respects the Plan will remain unchanged.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

   Summary of the Plan

   The purpose of the Plan is to enable the Company to attract, retain, and motivate persons employed by the Company and its subsidiaries, including officers and directors, in managerial capacities on a full-time basis ("Eligible Employees") and directors who are not Eligible Employees, by providing such persons with a proprietary interest in the Company and its performance. The Plan is administered by the Compensation Committee, consisting of two or more members of the Board of Directors appointed by the Board. The Plan does not limit the availability of awards to any particular class or classes of Eligible Employees. Currently, an aggregate of 1,666,666 shares of Common Stock of the Company are subject to awards under the Plan. The shares are either authorized and unissued or held in the treasury of the Company, including shares acquired by the Company in public and private transactions. If an award were to lapse or rights to an award otherwise were to terminate, the shares subject to the award would be available for future awards to the extent permitted by applicable federal securities laws.

   Awards to Eligible Employees under the Plan are made in the form of restricted stock, stock options, stock appreciation rights, and long-term performance awards. Non-employee directors only receive a formula grant of non-incentive stock options. The Compensation Committee, in its sole discretion, designates whom is eligible to receive awards, determines the form of each award, determines the number of shares of stock subject to each award, establishes the exercise price of each award and such other terms and conditions applicable to the award as the committee deems appropriate.

   Restricted stock awards are awards of shares subject to a restriction period established by the Compensation Committee, which period may phase-in over time. The committee establishes the price to be paid by the recipient of any such award. The committee could, in its sole discretion, provide for the acceleration or waiver of any restriction. Dividends on restricted stock would, at the discretion of the committee, be paid currently to the recipient or held by the Company until the restriction period expires.

   Stock option awards can be either incentive or non-incentive. In either case, the exercise price of the option would not be less than the fair market value of the underlying shares as of the date the award is granted. Options would become exercisable at such times as may be established by the Compensation Committee when granting the award. No stock option could be exercised more than ten years after the date the option is granted.

   Incentive stock options are subject to certain additional restrictions, including that the exercise price of such options granted to a holder of 10% or more of the Common Stock of the Company must equal at least 110% of the fair market value of the underlying shares at the time of the grant; the aggregate fair market value of the underlying shares with respect to which incentive stock options first become exercisable by a participant in any year must not exceed $100,000; and such options must expire within ninety (90) days of termination due to death or disability.

   A stock appreciation right (hereinafter "SAR") award allows the holder, upon exercise, to receive, at the Compensation Committee's election, cash or Common Stock equal to the amount of the value of the shares of Common Stock of the Company at the date of exercise less the purchase price specified in the SAR. SAR's could be awarded independently or in tandem with any stock option granted under the Plan. SAR's awarded in tandem with stock options would be exercisable when the accompanying option would be exercisable. SAR's vest over a period of time established by the Committee and have such other terms, including any forfeiture provisions, as determined by the Committee in its sole discretion.

   Long-term performance awards could be granted independently or in conjunction with any other award under the Plan. The Compensation Committee determines the nature, length, and starting date of the performance period for each long-term performance award. The Committee determines the performance objectives to be used in valuing such awards and in determining the extent to which such awards had
   been earned.   Performance objectives established by the Committee
   could vary with each award, and awards are based upon such performance factors as the Committee deems appropriate, including (but not limited to) earnings per share or return on equity.

   Awards granted under the Plan are not transferable, except in the event of the participant's death.

   The Board of Directors of the Company may amend or terminate the Plan at any time. No amendment, however, may be made that would impair the rights of a participant with respect to any award that has been granted without that participant's consent. The Plan currently qualifies as an employee benefit plan exempt from the provisions of the reporting and short-swing profit recapture provision of Section 16 of the Exchange Act. Rule 16b-3 of the Exchange Act requires that any amendment that materially increases the benefits accruing to participants, that materially increases the number of securities that may be issued under the Plan or that materially modifies the requirements for eligibility under the Plan must be approved by the shareholders. Accordingly, the Board of Directors is seeking the approval of the shareholders with respect to the proposed amendment to the Plan so as to maintain the Plan's qualification under Rule 16b-3.

   Amendment to the Plan

   Under the proposed amendment, the number of shares of Common Stock of the Company authorized for issuance under the Plan would be increased by 1,333,334 shares to an aggregate of 3,000,000 shares.

   Federal Income Tax Treatment of the Plan

   The following is a brief description of the federal income tax treatment which will generally apply to benefits or awards (hereinafter, "awards") made under the Plan, based on federal income tax laws in effect on the date hereof. The exact federal income tax treatment of awards will depend on the specific nature of any such award. Such an award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted or unrestricted stock, an award which is payable in cash, or otherwise. BECAUSE THE FOLLOWING PROVIDES ONLY A BRIEF SUMMARY OF THE GENERAL FEDERAL INCOME TAX RULES, INDIVIDUALS SHOULD NOT RELY THEREON FOR INDIVIDUAL TAX ADVICE, AS EACH TAXPAYER SITUATION AND THE CONSEQUENCES OF ANY PARTICULAR TRANSACTION WILL VARY DEPENDING UPON THE SPECIFIC FACTS AND CIRCUMSTANCES INVOLVED. RATHER, EACH TAXPAYER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR FOR PARTICULAR FEDERAL AS WELL AS STATE AND LOCAL INCOME AND ANY OTHER TAX ADVICE.

   The grant of an incentive stock option or a non-incentive stock option would not result in income for the grantee or a deduction for the Company.

   The exercise of a non-incentive stock option would result in ordinary income for the optionee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise.

   The exercise of an incentive stock option would not result in income for the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise and (ii) is an employee of the Company or a subsidiary of the Company from the date of grant until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option exercise price. Any gain will be taxed to the employee as long-term capital gain and the Company would not be entitled to a deduction.
   The excess of the market value on the exercise date over the option exercise price is an item of tax preference, potentially subject to the alternative minimum tax.

   The grant of an SAR award would not result in ordinary income for the grantee or in a deduction for the Company. Upon the exercise of an SAR, the grantee would recognize ordinary income and the Company would be entitled to a deduction measured by the fair market value of the shares plus any cash received.

   The grant of restricted stock should not result in ordinary income for the grantee or in a deduction for the Company for federal income tax purposes, assuming the shares transferred are subject to restrictions resulting in a "substantial risk of forfeiture" as intended by the
   Company.   If there are no such restrictions, the grantee would
   recognize ordinary income upon receipt of the shares. Dividends paid to the grantee while the stock remained subject to restriction would be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee would receive ordinary income, and the Company would be entitled to a deduction measured by the fair market value of the shares at the time of lapse.

   The grant of a long-term performance award would have no tax effect on the Company or the recipient at the time of the grant. The recipient of any cash payment or shares issued pursuant to the terms of such an award generally would recognize ordinary income in an amount equal to the amount of such cash and the fair market value of such shares as of the date of issuance. The amount of ordinary income recognized by the recipient generally would be deductible by the Company in the year that the income was recognized.

   Awards may be granted to participants under the Plan which do not fall clearly into the categories described above. The federal income tax treatment of these awards will depend upon the specific terms of such awards. Generally, the Company will receive a deduction equal to, and will be required to withhold applicable taxes with respect to, any ordinary income recognized by a participant in connection with awards made under the Plan.

   OTHER MATTERS ARISING AT THE ANNUAL MEETING

   The matters referred to in the Notice of Annual Meeting and described in this Proxy Statement are, to the knowledge of the Board of Directors, the only matters that will be presented for consideration at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons appointed by the accompanying proxy will vote on such matters in accordance with their best judgment pursuant to the discretionary authority granted to them in the proxy.

   PRINCIPAL SHAREHOLDERS

   Security Ownership of Certain Beneficial Owners

   The following table sets forth, as of March 14, 1997, certain information about all persons who, to the Company's knowledge, were beneficial owners of 5% or more of Common Stock of the Company.(1)

                                                Amount and
                                                Nature of       Percent
                                                Beneficial      of
                                                Ownership       Class
   Name and Address of Beneficial Owner         (2)(3)          (2)(3)

   WPG Corporate Development Associates IV,     6,686,918        20.6%
   L.P.(4)
   One New York Plaza
   New York, New York 10004

   WPG CDA IV (Overseas), Ltd.(5)               1,612,513         5.0%
   BankAmerica Trust and Banking Corp.
   P.O. Box 1092
   Georgetown, Grand Cayman Island

   WPG Private Equity Partners L.P.(6)          6,686,918        20.6%
   One New York Plaza
   New York, New York 10004

   WPG Enterprise Fund II, L.P.(7)              1,661,572         5.1%
   555 California Street
   San Francisco, California 94104

   WPG Private Equity Partners (Overseas),      1,612,513         5.0%
   L.P.(8)
   One New York Plaza
   New York, New York 10004

   WPG Venture Partners III, L.P.(9)            3,043,100         9.3%
   555 California Street
   San Francisco, California 94104

   WPG Corporate Development Associates IV      1,612,513         5.0%
   (Overseas), L.P.(10)
   BankAmerica Trust and Banking Corp.
   P.O. Box 1092
   Georgetown, Grand Cayman Island

   Steven N. Hutchinson(11)                     8,299,431        25.4%
   Weiss, Peck & Greer, L.L.C.
   One New York Plaza
   New York, New York 10004

   Philip Greer(12)                             4,655,613        14.4%
   Weiss, Peck & Greer, L.L.C.
   555 California Street
   San Francisco, California  94104

   Gill Cogan(13)                               3,043,100         9.4%
   Weiss, Peck & Greer, L.L.C.
   555 California Street
   San Francisco, California 94104

   Westpool Investment Trust plc(14)            2,642,363         8.1%
   Carlton House
   33 Robert Adam Street
   London, W1M 5AH
   England

   CC Acquisition Company A, L.L.C.(15)         4,533,333        14.0%
   P.O. Box 9205
   Jackson, Wyoming 83001

   CC Acquisition Company B, L.L.C.             3,921,964        12.1%
   P.O. Box 9205
   Jackson, Wyoming 83001

   Allan R. Tessler(16)                         8,455,297        26.1%
   3490 Clubhouse Drive
   Box 7443
   Jackson, Wyoming 83001

   Security Ownership of Management

   The following table sets forth, as of March 14, 1997, certain information with respect to the beneficial ownership of each class of the Company's equity securities by each director, and executive officer of the Company and all directors and executive officers of the Company as a group.

                                                Amount and
                                                Nature of        Percent
                                                Beneficial       of
                                                Ownership        Class
   Name and Address of Beneficial Owner          (2)(3)           (2)(3)

   Michael I. Wellesley-Wesley(17)              8,455,297        26.1%

   Isaac Hersly(18)                             123,180          *

   Roi Agneta(19)                               18,864           *

   Patricia Arundell Lampe(19)                  16,666           *

   Roger Henderson(20)                          34,530           *

   Sheldon D. Camhy(21)                         6,666            *

   S. James Coppersmith(22)                     3,333            *

   Charles M. Diker(21,23)                      559,794          1.7%

   Donald P. Greenberg(22)                      3,333            *

   Raymond W. Hartman                           191,119          *

   Alan J. Hirschfield(21,24)                   7,261,964        22.4%

   Wesley W. Lang(21,25)                        8,306,097        25.6%

   Eugene M. Weber(21)                          6,666            *

   All directors and executive officers as
   a group (13 persons)                         17,725,545       54.7%

   * Less than one percent (1%).
   (1)These tables are based upon information supplied by Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to the table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him. Applicable percentage of ownership is based on 32,384,635 shares of Common Stock, which were outstanding on March 14, 1997.

   (2)Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 14, 1997 are deemed outstanding. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

   (3)In calculating the percent of the outstanding shares of Common Stock, all shares issuable on exercise of stock options held by the particular beneficial owner that are included in the column to the left of this column are deemed to be outstanding.

   (4)Includes 763,380 shares of Common Stock owned in the aggregate by Sepa Technologies Ltd., Co. ("Sepa"), The DSF Investment Trust I ("DSF") and Alfred O.P. Leubert Ltd. ("Leubert"), a New York corporation, over which it has voting control.

   (5)WPG CDA IV (Overseas), Ltd. ("Overseas") serves as one of the general partners of WPG Corporate Development Associates IV
   (Overseas), L.P. ("CDAO"). Overseas disclaims beneficial ownership of such shares, except to the extent of its interest in CDAO. The shares beneficially owned by Overseas are included in the total shown and aggregate to 428 shares.

   (6)WPG Private Equity Partners, L.P. ("PEP") serves as the general partner of WPG Corporate Development Associates IV, L.P. ("CDA"). PEP disclaims beneficial ownership of such shares, except to the extent of its interest in CDA. The shares beneficially owned by PEP are included in the total shown and aggregate to 241,562 shares.

   (7)Includes 189,720 shares of Common Stock owned by Sepa, DSF and Leubert over which it has voting control.

   (8)WPG Private Equity Partners (Overseas), L.P. ("PEPO") serves as one of the general partners of CDAO. PEPO disclaims beneficial ownership of such shares, except to the extent of its interest in CDAO. The shares beneficially owned by PEPO are included in the total shown and aggregate to 6,713 shares.

   (9)WPG Venture Partners III, L.P. ("WPGVP") serves as the general partner of WPG Enterprise Fund II, L.P. ("WPGEF") and Weiss, Peck & Greer Venture Associates III, L.P. ("WPGVA"). WPGVA has voting power over 157,680 shares of Common Stock owned by Sepa, DSF and Leubert. WPGVP disclaims beneficial ownership of such shares, except to the
   extent of its interest in WPGEF and WPGVA.   The shares beneficially
   owned by WPGVP are included in the total shown and aggregate to 111,714 shares.

   (10)Includes 184,140 shares of Common Stock owned by Sepa, DSF and Leubert over which its general partners, Overseas and PEPO have voting control.

   (11)Mr. Hutchinson is a co-managing partner of PEP and PEPO and a director of Overseas. Mr. Hutchinson disclaims beneficial ownership of such shares, except to the extent of his interest in PEP, PEPO and Overseas. The shares beneficially owned by Mr. Hutchinson are included in the total shown and aggregate to 10,812 shares.

   (12)Mr. Greer is a co-managing partner of WPGVP, a general partner of PEP and PEPO, and a director of Overseas. Mr. Greer disclaims beneficial ownership of such shares, except to the extent of his interests in PEPO, PEP, Overseas and WPGVP. The shares beneficially owned by Mr. Greer are included in the total shown and aggregate to one share.

   (13)Mr. Cogan is a co-managing partner of WPGVP and a director of Overseas. Mr. Cogan disclaims beneficial ownership of such shares, except to the extent of his interest in WPGVP and Overseas. The shares beneficially owned by Mr. Cogan are included in the total shown and aggregate to 2,735 shares.

   (14)Includes 300,060 shares of Common Stock owned by Sepa, DSF and Leubert over which it has voting control.

   (15)Includes 1,200,000 shares of Common Stock owned by Sepa, DSF and Leubert over which it has voting control.

   (16)Mr. Tessler is the President and sole manager of CCA and CCB. Mr. Tessler disclaims beneficial ownership of such shares, except to the extent of his interest in CCA and CCB. The shares beneficially owned by Mr. Tessler are included in the total shown and aggregate to 3,555,095 shares.

   (17)Mr. Wellesley-Wesley is indirectly one of several members of and the Vice President of CCA and CCB. Mr. Wellesley-Wesley disclaims beneficial ownership of such shares, except to the extent of his interest in CCA and CCB. The shares beneficially owned by Mr. Wellesley-Wesley are included in the total shown and aggregate to 1,960,982 shares. Includes 1,200,000 shares owned by Sepa, DSF and Leubert over which he has voting control.

   (18)Includes 55,555 shares that may be acquired upon the exercise of presently exercisable options.

   (19)Includes 16,666 shares that may be acquired upon the exercise of presently exercisable options.

   (20)Includes 1,158 shares of Common Stock owned by his spouse, as to which Mr. Henderson disclaims beneficial ownership.

   (21)Includes 6,666 shares that may be acquired upon the exercise of presently exercisable options.

   (22)Includes 3,333 shares that may be acquired upon the exercise of presently exercisable options.

   (23)Mr. Diker directly owns 490,127 shares of Common Stock and has voting control over 63,000 shares owned by Sepa, DSF and Leubert.

   (24)Of these shares, 7,255,297 are owned by CCA and CCB.  Mr.
   Hirschfield is one of several members of CCA and CCB and he disclaims beneficial ownership of such shares, except to the extent of his interest in CCA and CCB. The shares beneficially owned by Mr.
   Hirschfield are included in the total shown and aggregate to 666,036 shares.

   (25)Includes 7,351,911 shares beneficially owned by CDA, CDAO, PEP, PEPO and Overseas. Includes 947,520 shares of Common Stock owned by Sepa, DSF and Leubert over which Mr. Lang has indirect voting control. Mr. Lang is the co-managing partner of PEP and PEPO and a director of Overseas. Mr. Lang disclaims beneficial ownership of such shares, except to the extent of his interests in PEP, PEPO and Overseas. The shares beneficially owned by Mr. Lang are included in the total shown and aggregate to 10,812 shares.

   INTERESTED PARTY TRANSACTIONS

   John A. Servizio, a former Director of the Company who resigned on February 9, 1996, is also a director and/or officer of Sepa Technologies Ltd., Co., a Georgia limited liability company ("Sepa"), Sepa's wholly-owned Spanish subsidiary Pesa Electronica, S.A. ("Electronica"), Electronica's wholly-owned Delaware subsidiary Pesa, Inc., and Pesa, Inc's wholly-owned U.S. subsidiaries. Sepa directly, and indirectly through Pesa, Inc., was the controlling shareholder of the Company up to July 25, 1995, and Sepa in turn is controlled by Mr. Servizio.

   On December 27, 1991, as amended March 12, 1992, the Company entered into a Management Agreement ("Management Agreement") with Electronica for the provision by Electronica or a wholly-owned subsidiary thereof of certain business and technical services to the Company, including the expertise of certain employees of Electronica. In consideration of the services provided under the Management Agreement, the Company agreed to pay Electronica an amount equal to 3% of Consolidated Revenues (as defined in the Management Agreement). On March 10, 1992, Electronica assigned the Management Agreement to Pesa, Inc., who as of July 1, 1994 assigned the Management Agreement to Sepa. The Company subsequently negotiated with Sepa an Amended and Restated Management Agreement, reducing the management fee from 3% to 2.5% as of January 1, 1995 and extending the expiration date to December 31, 1997. In addition, the Company exercised its option to prepay the July 1, 1994 to December 31, 1995 management fee at a discount of 25%.

   On December 8, 1995, the Company entered into an agreement with Sepa to terminate the Management Agreement. The Company agreed to pay $1 million on December 8, 1995 and an additional $1 million on January 26, 1996. These amounts have been paid.

   Camhy Karlinsky & Stein LLP has acted as company counsel since July 1995. Mr. Camhy, a Director of the Company, and Mr. Daniel I. DeWolf, the corporate Secretary to the Company, are both partners in the firm. The Company paid the firm $861,000 for legal services and expenses rendered during fiscal 1996.

   INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Company has entered into indemnity agreements with each of its directors and executive officers. The indemnity agreements provide that directors and executive officers (the "Indemnities") will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorney's fees), judgments, fines, penalties and settlement amounts paid or incurred by them in any action, suit or proceeding on account of their services as director, officer, employee, agent or fiduciary of the Company or as directors, officers, employees or agents of any other company or entity at the request of the Company. The Company will not, however, be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to any action (1) in which a judgment adverse to the Indemnitee establishes (a) that the Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material, or (b) that the Indemnitee personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (2) which the Indemnitee initiated, prior to a change in control of the company, against the Company or any director or officer of the Company unless the Company consented to the initiation of such claim. The indemnity agreements require a Indemnitee to reimburse the Company for expenses advanced only to the extent that it is ultimately determined that the director or executive officer is not entitled, under Section 723(a) of the New York Business Corporation Law and the indemnity agreement, to indemnification for such expenses.

   SHAREHOLDER PROPOSALS

   A shareholder of the Company who wishes to present a proposal for action at the Company's 1998 Annual Meeting of Shareholders must submit such proposal to the Company, and such proposal must be received by the Company, no later than December 1, 1997.

   COST OF SOLICITATION OF PROXIES

   The solicitation of proxies pursuant to this Proxy Statement is made by and on behalf of the Company's Board of Directors. The cost of such solicitation will be paid by the Company. Such cost includes the preparation, printing and mailing of the Notice of Annual Meeting, Proxy Statement, Annual Report and form of proxy. The solicitation will be conducted principally by mail, although directors, officers and employees of the Company (at no additional compensation) may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of shares held of record by such fiduciaries, and the Company may reimburse such persons for their reasonable expenses in so doing.

   INDEPENDENT PUBLIC ACCOUNTANTS

   On October 19, 1995 the Audit Committee, with approval of the Full Board of Directors, dismissed Ernst & Young LLP as the Company's auditors and replaced them with Price Waterhouse LLP. The reports of Ernst & Young LLP did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure related to the financial statements which Ernst & Young LLP reported on at the time of their dismissal which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Representatives of Price Waterhouse LLP, which audited the Company's 1996 financial statements, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

   SECTION 16(a) REPORTING DELINQUENCIES

   Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the SEC and The New York Stock Exchange reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulation to furnish the Company with copies of all
   Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during fiscal year 1996, all filing requirements applicable to its executive officers, directors, and greater than ten percent (10%) beneficial owners were met except that one Form 4 for Mr Henderson and one Form 3 for Mr. Greenberg were not filed timely.

   ANNUAL REPORT ON FORM 10-K

   The Company will provide without charge to each person whose proxy is solicited, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K for the period January 1, 1996 through December 31, 1996, filed with the SEC, including the financial statements and the schedules thereto. The Company does not undertake to furnish without charge copies of all exhibits to its Form 10-K, but will furnish any exhibit upon the payment of Twenty Cents ($0.20) per page or a minimum charge of Five Dollars ($5.00). Such written requests should be directed to Ms. Judy Mauro, Director of Corporate Communications, Chyron Corporation, 5 Hub Drive, Melville, New York 11747. Each such request must set forth a good faith representation that, as of March 26, 1997, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting. The Company incorporates herein the Annual Report by reference.

   By Order of the Board of Directors,



   /s/ Daniel I. Dewolf
       Daniel I. DeWolf
       Secretary


   Melville, New York
   March 31, 1997